Notice of Offer to Purchase for Cash
Up to 30% of the Outstanding Shares of Common Stock
of
SUPERVALU INC.
at
$4.00 Net Per Share in Cash
by
SYMPHONY INVESTORS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.
NEW YORK CITY TIME, ON FEBRUARY 25, 2013, UNLESS THE OFFER IS EXTENDED
(SUCH DATE AND TIME, THE "EXPIRATION TIME")

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Symphony Investors LLC ("Purchaser"), a newly formed Delaware limited liability company whose managing member is Cerberus Capital Management, L.P. ("Cerberus"), to act as Information Agent in connection with Purchaser's offer to purchase up to 30% of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of SUPERVALU INC., a Delaware corporation (the "Company"), as of the Expiration Time at a price of $4.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (as it may be amended or supplemented from time to time, the "Offer") , upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 25, 2013 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and in the related Letter of Transmittal enclosed herewith (as it may be amended or supplemented from time to time, the "Letter of Transmittal").

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  the Offer to Purchase;

  2.
  the Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, which includes "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" providing information relating to backup withholding of U.S. federal income tax;

  3.
  a form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  4.
  a copy of the Schedule 14D-9 filed by the Company with the United States Securities and Exchange Commission; and

  5.
  a return envelope addressed to Wells Fargo Bank, N.A. (the "Depositary") for your use only.

        Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

        We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 5:00 p.m., New York City time, on February 25, 2013, unless the Offer is extended. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Expiration Time.

        The Offer is being made pursuant to the Tender Offer Agreement, dated January 10, 2013, among Purchaser, Cerberus and the Company.

        The Company's Board of Directors has approved the execution, delivery and performance of the Tender Offer Agreement and the transactions contemplated thereby, but is expressing no opinion to the Company's stockholders and is remaining neutral with respect to the Offer.

        For Shares to be validly tendered pursuant to the Offer, the certificates evidencing such Shares or a confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and Barclays Capital Inc., as the Dealer Manager, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the undersigned Information Agent at the address and telephone number below.

                      Very truly yours,

                      Georgeson Inc.

        Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent, Depositary, the Dealer Manager or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer, other than the enclosed documents and the statements contained therein.

        The Information Agent for the Offer is:
Georgeson Inc.
199 Water Street
New York, New York 10038
Stockholders Call Toll-Free: (866) 729-6818
Banks and Brokers Call Collect: (212) 440-9800